Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of Air Products and Chemicals, Inc. or Yingde Gases Group Company Limited nor is it a solicitation of any acceptance, vote or approval in any jurisdiction.

ANNOUNCEMENT PURSUANT TO RULE 3.7

OF THE TAKEOVERS CODE IN RESPECT

OF A POSSIBLE OFFER BY AIR PRODUCTS FOR

YINGDE GASES GROUP COMPANY LIMITED

Shareholders and potential investors should be aware that Air Products may or may not proceed with the possible offer outlined in the Proposal Letter and Subsequent Letter (each as defined below). The possible offer is subject to a number of conditions and, if Air Products proceeds with making an offer, it will be subject to the satisfaction or waiver of a number of conditions. There can therefore be no assurance that any such offer will proceed.

Reference is made to the announcement of Yingde Gases Group Company Limited (“Yingde Gases”) dated 9 January 2017 with respect to, among other things, the letter of interest from Air Products and Chemicals, Inc. (“Air Products”) to acquire all the issued shares of Yingde Gases (the “Proposal”), and the press release of Air Products dated 8 January 2017 (released 9 January 2017 in Hong Kong) confirming, among other things, the submission of such letter by Air Products to Yingde Gases.

At the request of the Executive of the Securities and Futures Commission and in light of a leak of certain terms of the Proposal, Air Products hereby provides the following additional information in respect of the Proposal.

Air Products confirms that the letter referenced in the 9 January 2017 announcement of Yingde Gases and the 8 January 2017 press release of Air Products was submitted by Air Products to the Board of Directors (the “Board”) of Yingde Gases on 29 December 2016, and set forth the terms of a preliminary, non-binding indication of interest to acquire all of the outstanding shares of Yingde Gases at a price of HK$5.50 per share in cash (the “Proposal Letter”), subject to the satisfaction of certain conditions described in the Proposal Letter. In subsequent communications with Yingde Gases, including a meeting held on 7 January 2017 between Mr. Zhao Xiangti, the Chairman of the Board of Yingde Gases, and Mr. Seifollah Ghasemi, the Chairman, President and Chief Executive Officer of Air Products, and a letter sent by Air Products to the Board of Yingde Gases on 8 January 2017 following such meeting (the “Subsequent Letter”), Air Products also indicated to Yingde Gases that if permitted to conduct customary due diligence on Yingde Gases, it could potentially increase the offer price to HK$6.00 per share.

The potential transaction, if consummated, would provide the shareholders of Yingde Gases with full, immediate and certain value, in cash, for their shares. The proposed offer price represents premiums of approximately 92% to Yingde Gases’s closing price on 23 December 2016 (the last day of trading before delivery of the Proposal Letter), 49% to the 52-week high, and 78% to the 20-day trading day volume weighted average share price, before the delivery of the Proposal Letter. Air Products believes the proposed transaction would be strategically and financially compelling, as it would enable Air Products to better serve customers of both companies in the increasingly competitive Chinese industrial gases segment. Additionally, the growth prospects and global scope of Air Products would lead to increased opportunities for the employees and managers of Yingde Gases following the proposed transaction.

The full text of each of the Proposal Letter and Subsequent Letter is extracted and provided below.

Proposal Letter:

“Gentlemen:

Thank you for taking the time to arrange for your senior management to meet with me in Beijing last Friday. I enjoyed the discussion, and I appreciate the time your team made available to me. I understand from the press release that you issued on that date that you have received an offer from a third party to acquire Yingde Gases Group Company Limited (the “Company” or “Yingde”). With this development in mind, I would like to take this opportunity to submit this non-binding indication of interest (the “Proposal”) for an acquisition by Air Products and Chemicals, Inc. (“Air Products”) of all of the outstanding shares of Yingde. As I mentioned at our meeting, we have long had a strong interest in a strategic transaction with Yingde. We have great admiration for Yingde, its leadership and its employees, and we respect all that the Company has accomplished to date.

We believe that our Proposal (described in more detail below) is highly compelling to Yingde and its shareholders. A combination of our two great companies makes significant strategic and financial sense as it would enable us to better serve our customers in the increasingly competitive Chinese industrial gases segment. We believe that the growth prospects and global scope of the combined company would lead to increased opportunities for talented employees and managers of both companies. Moreover, this transaction accelerates your ability to reward your shareholders with a very attractive premium purchase price.

Air Products is a publicly traded company listed on the New York Stock Exchange with a market capitalization of over US$30 billion. It is a leading global industrial gas business with over 17,000 employees and operations in more than 50 countries.

We have undertaken a preliminary analysis using publicly available information, and based on this analysis, we are pleased to propose, subject to the terms of this letter including the preconditions described below, the acquisition of all of the outstanding shares of Yingde, on a fully-diluted basis, at a price of HK$5.50 per share in cash. A transaction at this price would value the Yingde’s fully diluted share capital at approximately HK$10,419,233,000, assuming a total of 1,890,573,500 ordinary shares in issue and 3,832,500 ordinary shares subject to share options. Our Proposal would deliver Yingde’s shareholders substantial premiums of approximately 92% to the closing price on December 23, 2016, the last day of trading, 49% to the 52-week high, and 78% to the 20 trading-day volume weighted average share price. Our Proposal would provide Yingde’s shareholders with a compelling valuation that will enable them to realize full, immediate and certain value, in cash, for all their shares.

We intend to finance the transaction with our existing cash and internal financial resources. We are familiar with the requirement under the Hong Kong Code on Takeovers and Mergers (the “Code”) for the formal announcement of any firm offer for the Company to include confirmation from Air Products’ financial adviser that sufficient resources are available to Air Products to satisfy full acceptance of the offer. Hence, our offer, if made, would not be subject to any financing condition.

Consistent with the requirements of the Code, our Proposal is subject to certain pre-conditions that must be satisfied before we can make a firm offer. Those include, among others:

•	Completion of due diligence with results that are satisfactory to Air Products;

•	Confirmation being received that the Company’s directors consider the offer to be fair and reasonable and in the interests of the Company’s shareholders as a whole;

•

Agreement on the terms of transaction documentation (including an agreement making provision for the implementation of our acquisition of the Company by way of a scheme of arrangement) in a mutually acceptable form;

•	No changes being made to any of the Target’s share option schemes (either formally or as a result of the exercise by the remuneration committee of its discretion);

•	No dividends being declared or paid and no new indebtedness being incurred;

•	Approval of Air Products’ Board of Directors of a transaction and definitive transaction documentation; and

•	No material adverse change in the Company’s business, trading or financial position, results of operations or prospects.

The consummation of any offer would also be subject to antitrust approval from the Ministry of Commerce of the People’s Republic of China and any other required regulatory approvals.

The submission of our Proposal has the full support of Air Products’ Board of Directors. No vote of Air Products’ shareholders would be required to consummate an acquisition of Yingde.

We and our advisors have spent significant time evaluating the business and operations of Yingde based on publicly available information and our knowledge of the industrial gases sector. We stand ready to begin working with you and your advisors immediately and are prepared to commit all necessary resources to proceed as quickly as possible. We have engaged Citi and Lazard as our financial advisors and Skadden Arps as our legal advisor to assist in consummating this transaction.

Air Products will be required to commit considerable resources to this potential transaction, with a view to proceeding to the announcement of a recommended offer in due course. In return for this commitment, and in order to facilitate an expedited and confidential process, Air Products would look to the Company to enter into a 30-day period of exclusive negotiations with us, during which time we will undertake our due diligence investigation of the Company while simultaneously negotiating definitive transaction documentation. We would expect to enter into an exclusivity agreement promptly following your decision to enter into discussions with us regarding our Proposal.

We are submitting this letter based on your understanding and agreement that this letter and our Proposal are a non-binding indication of interest. This letter and our Proposal do not constitute an offer (or impose any obligation to make an offer) by Air Products, do not evidence a firm intention to make an offer within the meaning of the Code, and are not binding or impose any commitment on Air Products save for this paragraph and the preceding paragraph. We would not, therefore, regard it as forming the basis for any announcement pursuant to Rule 3.2 of the Code or otherwise. We reserve the right to discontinue discussions regarding, and withdraw, our Proposal and terminate discussions with the Company at any time. This letter is to be governed by and construed in accordance with the law of the Hong Kong Special Administrative Region of the People’s Republic of China.

Following your review of the Proposal with your Board of Directors and advisors, we believe that the best way to proceed would be to engage in non-public, confidential negotiations to seek to reach an agreement for review and approval by our Boards.

We firmly believe our Proposal is an extraordinary opportunity for Yingde’s shareholders and its employees, customers and the communities it serves. We look forward to hearing from you after your Board has considered the proposal. Please feel free to contact me with any questions you may have.”

Subsequent Letter

“Dear Sirs,

Thank you for your letter of 31 December 2016 (the “Letter”) in response to our proposal letter dated 29 December 2016 (the “Preliminary Offer Letter”) to acquire Yingde Gases Group Company Limited (the “Company”). We also appreciate the opportunity to have met with Mr. He Yuangping on 23 December 2016 as well as Mr. Zhao Xiangti on 7 January 2017, during which we expressed our interest in a possible transaction. As I communicated with Mr. Zhao during our meeting, in light of the interest expressed by StellarS Capital (Hong Kong) Limited (as further described in the Company’s announcement dated 23 December 2016), as well as the outstanding offer to place new shares at a materially lower value than we have proposed, we felt that it was an appropriate time for us to ensure that our own interest in the Company was communicated to the Board of the Company (the “Board”). We have long had an interest in a strategic transaction between our companies, and we look forward to engaging in a constructive dialogue with you regarding the potential transaction described in our Preliminary Offer Letter and this letter (the “Proposed Transaction”), which we firmly believe represents a compelling opportunity for the Company and all of its shareholders and its other constituencies.

We believe that the proposed purchase price in our Preliminary Offer Letter of HK$5.5 per share would be a compelling opportunity for your shareholders, representing premiums of approximately 92% to the Company’s closing price on 23 December 2016, the last day of trading before delivery of the Preliminary Offer Letter, 49% to the 52-week high, and 78% to the 20-day trading day volume weighted average share price. Our Proposed Transaction also would offer your shareholders certainty of maximizing value for their shares today, as opposed to the uncertain prospects for the Company, its shareholders, employees, customers, communities and other constituencies if you were to pursue your own independent turnaround plan. Furthermore, we believe that the combination of our two companies would be strategically and financially advantageous for the businesses both our companies have built in China, as it would enable us to better serve customers in the increasingly competitive Chinese industrial gases segment. The growth prospects and global scope of the combined company would lead to increased opportunities for and would benefit employees of both companies. As I mentioned to Mr. Zhao at our meeting, since our proposal is based on publically available information, if we were permitted to conduct a customary due diligence on the Company we could potentially offer a price as high as HK$6.0 per share.

We have retained Citigroup Global Markets Asia Limited (“Citigroup”) and Lazard Asia (Hong Kong) Limited (“Lazard”) as our financial advisers, and Skadden, Arps, Slate, Meagher & Flom as our legal advisers as to Hong Kong and U.S. laws, Broad & Bright as our legal advisers as to Chinese laws and Maples and Calder (Hong Kong) LLP as our legal advisers as to Cayman Islands law, with respect to the Proposed Transaction. The contact details of the principal contacts of these professional advisers are set out in Appendix A. In addition to myself, you should also feel free to contact our professional advisers to discuss any aspect of the Proposed Transaction.

Rather than responding to each of the specific requests in your Letter, we would like to provide you with the following information, which we believe demonstrates that our interest in pursuing the Proposed Transaction is genuine and bona fide:

•

The Preliminary Offer Letter was issued by us on our own behalf. We are not acting in concert with any other parties with respect to the Proposed Transaction, save for those parties who we are deemed to be acting in concert with by virtue of the Hong Kong Code on Takeovers and Mergers (the “Code”), namely our subsidiaries and associated companies, directors and professional advisers. We are not, to the best of our knowledge, a connected person of the Company as defined in the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”). As at the date of this letter, we do not hold any interest in the share capital of the Company.

•

We are listed on the New York Stock Exchange (with the stock ticker APD) and have a market capitalization of over US$30 billion. There is a considerable amount of publicly available information about us, our operations, our Board and senior management, and our shareholders. Our corporate website is www.airproducts.com and our regulatory filings can also be found on www.sec.gov. In particular, a general description of our business can be found in Item 1 of our annual report on Form 10-K for the 12 months ended 30 September 2016 filed on 21 November 2016 (the “Annual Report”). A summary of that description, along with biographical information on the members of our senior management, are set out in Appendix B to this letter, and the Annual Report can be obtained via the following website link https://www.sec.gov/Archives/edgar/data/2969/000119312516773346/d271291d10k.htm. As of 30 September 2016, Air Products had approximately 18,600 employees, of whom approximately 18,300 were full-time employees and of whom approximately 11,800 were located outside the United States.

•

As stated in the Preliminary Offer Letter, our offer, if made, would not be subject to any financing conditions, and we are aware of the requirement in the Notes to Rule 3.5 of the Code that the announcement of a firm offer must be accompanied by a confirmation from a financial adviser that resources are available to satisfy full acceptance of an offer. In this regard, we would highlight that as set out in the Annual Report, as at 30 September 2016 we had cash and cash items of US$1,501.3 million (approximately HK$11.64 billion). Furthermore, on 3 January 2017, we received approximately US$3.8 billion for the sale of our performance materials business to Evonik Industries AG. As noted above, we have also retained Citigroup and Lazard as our financial advisers with respect to the Proposed Transaction so that we are in a position to meet the Code requirement.

•

As noted in the Preliminary Offer Letter, our preference is to pursue a friendly, recommended transaction, which would involve a delisting of the Company. However, as we have a long term and strategic interest in the Company, if you are unwilling to engage in discussions and/or circumstances make a negotiated transaction unavailable, we will have no choice but to consider, and reserve the right to pursue, alternative transaction structures including a voluntary general offer.

•

We are aware of the Company’s recent announcements concerning financing to repay certain indebtedness of the Company. To the extent that the Company still requires additional financing, we would be pleased to explore ways to provide bridge financing to the Company in the context of discussing the Proposed Transaction, including bridge financing potentially from Air Products.

•

We wish to confirm that we are familiar with, and fully intend to abide by, our obligations under the Code and other applicable laws and regulations, including the confidentiality obligations set out in Rule 1.4 of the Code and the obligation on an offeror or potential offeror to make an announcement prior to an approach being made to the Board of an offeree in Rule 3.1 of the Code. To this end, and as a matter of courtesy, we have informed the Executive of the Securities and Futures Commission (the “Executive”) of our interest in the Company and have informed them of the contents of the Preliminary Offer Letter. We will continue to maintain a close dialogue with the Executive to ensure that they are kept informed of developments with respect to our proposed offer.

We fully expect our Preliminary Offer Letter to be considered by an independent committee comprised of all non-executive directors of the Company pursuant to Rules 2.1 and 2.8 of the Code. We trust that such a committee will be convened in the upcoming Board meeting and we look forward to hearing from you on the make-up of the committee.

It is our strong desire to proceed with the Proposed Transaction on a recommended basis, and we look forward to the opportunity to engage in a confidential, constructive and mutually beneficial dialogue with you and move forward with the due diligence process. In this regard, we attach to this letter a proposed revised version of the confidentiality agreement that you sent us on 31 December 2016. If the Company is prepared to engage in good faith discussions with us, we would consider a more enhanced confidentiality agreement regarding the confidentiality of those discussions.

We look forward to continuing our dialogue with the Board and the independent board committee to ensure that the Proposed Transaction is fully considered and appreciated by all stakeholders.”

Neither the Proposal Letter nor the Subsequent Letter constitutes a firm intention to make an offer under Rule 3.5 of the Code on Takeovers and Mergers (the “Takeovers Code”) and no agreement between Air Products and Yingde Gases has been reached with respect to the Proposal. In connection with the Proposal, Air Products has urged the Board of Yingde Gases to promptly form an independent Board committee, and to retain an independent financial adviser, to consider the terms of the Proposal in accordance with the Takeovers Code. The Proposal is subject to the satisfaction of a number of pre-conditions, which may be waived at the sole discretion of Air Products, including but not limited to, the completion of satisfactory due diligence, transaction documentation in a form satisfactory to Air Products being agreed and entered into by relevant parties, the approval of the Board of Directors of Air Products, no dividends being declared or paid by Yingde Gases, no new indebtedness being incurred, no material adverse change in Yingde Gases’s business, trading or financial position, results of operations or prospects having occurred, as well as regulatory and other customary conditions. Furthermore, Air Products would like to state that the above remarks do not constitute a “no increase” statement pursuant to Rule 18.3 of the Takeovers Code and it reserves the right to revise the terms of the Proposal.

Accordingly, there can be no assurance that any agreement with respect to the Proposal or its terms, including but not limited to price, will be reached or that a transaction will materialise or eventually be consummated. Shareholders of Yingde Gases and potential investors are advised to exercise caution in dealing in the shares of Yingde Gases.

By order of the board

Air Products and Chemicals, Inc.

Seifollah Ghasemi

Chairman, President and Chief Executive Officer

20 January 2017

This announcement contains “forward-looking statements” within the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this announcement. Actual results may differ materially from the expectations expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, the risk factors described in Air Products’ Form 10-K for its fiscal year ended 30 September 2016 filed pursuant to the United States Securities Exchange Act of 1934. Air Products disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

The directors of Air Products jointly and severally accept full responsibility for the accuracy of the information contained in this announcement and confirm, having made all reasonable enquires, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statements in this announcement misleading.

As at the date of this announcement, the board of directors of Air Products comprises Seifollah Ghasemi, Susan K. Carter, Charles I. Cogut, Chadwick C. Deaton, David H. Y. Ho, Margaret G. McGlynn, Edward L. Monser and Matthew H. Paull.